SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: January 29, 2014 (Date of earliest event reported)

Commission File No.: 0-25969

RADIO ONE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	52-1166660 (I.R.S. Employer Identification No.)

1010 Wayne Avenue
14th Floor
Silver Spring, Maryland 20910
(Address of principal executive offices)

(301) 429-3200
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

In connection with its previously announced proposed private offering of approximately $335 million principal amount of senior subordinated notes due 2020 pursuant to Rule 144A  and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”), and its previously announced cash tender offer for any and all of its 12.5%/15.0% senior subordinated notes due 2016 and the related consent solicitation, Radio One, Inc. (the “Company”) supplemented its previously disclosed preliminary estimated unaudited financial results for the three months and year ended December 31, 2013:

The Company expects that Radio Broadcasting and Reach Media net revenues for the three months ended December 31, 2013 will be down in the low single digits on a percentage basis compared to the same period in 2012 due to reduced local and national political advertising revenue. Excluding the effect of such reduced political spending, combined net revenues in these segments were up in the mid-single digits on a percentage basis.

Estimates of results are inherently uncertain and subject to change, and the Company undertakes no obligation to update this information. The estimates contained in this current report may differ from actual results. This data has been prepared by, and is the responsibility of, the Company’s management. Its independent registered public accounting firm, Ernst & Young LLP, has not audited, reviewed, compiled or performed any procedures, and does not express an opinion or any other form of assurance with respect to this data. Actual results remain subject to the completion of management’s and the Audit Committee’s final review, as well as the year-end audit by the Company’s independent registered public accountants. During the course of the preparation of the financial statements and related notes and the Company’s year-end audit, additional items that would require material adjustments to the preliminary financial information presented above may be identified. The estimates set forth above were prepared by the Company’s management and are based upon a number of assumptions. The information set out above is not a comprehensive statement of the Company’s financial results for this period and its actual results may differ materially from these estimates due to the completion of its financial closing procedures, final adjustments and other developments that may arise between now and the time the financial results for this period are finalized.

These estimates should not be viewed as a substitute for full financial statements prepared in accordance with GAAP. In addition, these preliminary estimates for the three months and year ended December 31, 2013 are not necessarily indicative of the results to be achieved in any future period. The Company’s consolidated financial statements and related notes as of and for the year ended December 31, 2013 are not expected to be filed with the SEC until after the offering is completed.

The Company expects to complete its financial closing procedures for its fiscal quarter and fiscal year ended December 31, 2013 over the next several weeks. Accordingly, you should not place undue reliance on the estimates presented above.

This current report shall not constitute an offer to sell, or the solicitation of an offer to buy, senior subordinated notes, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.  Any offer of the senior subordinated notes will be made only by means of a private offering circular.

Cautionary Information Regarding Forward-Looking Statements

This Form 8-K contains forward-looking statements about the Company’s future performance, which are based on management’s assumptions and beliefs in light of the information currently available to it. The Company assumes no obligation to update the information contained herein. These forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond the Company’s control, that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  Important factors that could cause actual results to differ materially are described in the Company’s reports on Forms 10-K, 10K/A, 10-Q, 10-Q/A and 8-K and other filings with the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                RADIO ONE, INC.

Date: January 29, 2014                                                                                         By: /s/ Peter D. Thompson
                           Peter D. Thompson
                   Chief Financial Officer